CREF DEFERRED COMPENSATION PLAN FOR
                              NON-OFFICER TRUSTEES

         This document sets forth the provisions of the CREF Deferred Compensation Plan for Non-Officer Trustees ("Plan") established by the Board of Trustees of College Retirement Equities Fund ("CREF") as of January 1, 1980, as amended August 16, 1986 and July 1, 1996.

I. DEFINITIONS

         As used in the Plan and in the Agreement, the following words or phrases shall have the meanings hereinafter indicated.

         1. "Termination" from the Board of Trustees shall be deemed to occur on the date when trustees ceases to be a member of the Board of Trustees of CREF for any reason, including death.

         2. "Account" shall mean a bookkeeping account maintained by TIAA on behalf of CREF of the credits reflecting trustee's stipends and fees deferred, the additional credits thereon, and the value of payments to the trustee under the Agreement. The use of the word "account" does not contemplate or imply any segregation by CREF of any monies or assets separate from its general assets nor shall it be deemed to mean that any credits to a Trustee Account is the property of any trustee.

         3. "Plan Credits" shall mean (1) credits reflecting that portion of the annual stipends and fees payable by CREF to the trustee for service on the Board of Trustees of CREF which trustee elects to have credited under this plan and (2) additional credits reflecting an amount calculated by applying the same interest rate, including dividends, as then being credited to current premiums on a TIAA Retirement Annuity Contract issued as of the first day of the month after the date of the Agreement on the balance of the credits in the Trustee Account as of the first of each month.

                  As of July 1, 1996, for Trustee Accounts not in pay status as of that date, the deemed value of Trustee Accounts shall be determined pursuant to individual annuity contracts purchased from TIAA-CREF on the life


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         of each participating trustee. These contracts will be owned by TIAA on behalf of CREF and, subject to Section III of this Plan, TIAA on behalf of CREF will make all decisions regarding the allocation of the Trustee Account between TIAA and CREF. These contracts shall be the general assets of CREF, subject to all of the claims of its creditors, and shall not be a trust fund or collateral security for CREF's obligation to pay the trustee his or her accumulations under this Plan.

4. "Hardship" shall mean the need of a participating trustee or a deceased trustee's beneficiary for funds by reason of a financial emergency, including the following: extraordinary medical expenses incurred by reason of the illness of the trustee or a member of his immediate family, expenses incurred by reason of the death of a member of the trustee's immediate family; educational expenses of the trustee or a member of his immediate family; loss of the trustee's earnings on account of illness, injury or layoff; the need for funds to be used for the purchase of a home for the trustee; or similar circumstances. Hardship shall not include the loss of an opportunity to realize monetary gain. The Executive Committee of the Board of Trustees shall make all determinations as to whether a Hardship exists and the extent to which any particular amount of accelerated distributions are necessary to alleviate such Hardship. Such determinations shall be based upon principles and procedures established by the Executive Committee of the CREF Board of Trustees which are applicable to all persons similarly situated.

II. ELIGIBILITY AND PARTICIPATION

                  All non-officer members of the Board of Trustees of CREF are eligible to participate in the Plan upon execution of a Deferred
         Compensation Agreement ("Agreement") with CREF in the form attached hereto. However, no trustee will be eligible to participate in this plan unless the trustee has executed a Deferred Compensation Agreement on or before August 16, 1986.

III. PLAN CREDITS AND VALUATIONS

                  The participating trustee shall designate in the Agreement that portion of the annual stipends and fees payable by CREF to the trustee for service on the Board of Trustees of CREF which trustee elects to have credited under this Plan. During the years of participation in the Plan

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         such credits shall be reflected in a bookkeeping  account maintained by
         TIAA on behalf of CREF ("Trustee Account").

         Each month during the years of participation there shall be additional credits to each Trustee Account reflecting an amount calculated by applying the same interest rate, including dividends, as then being credited to current premiums on a TIAA Retirement Annuity Contract issued as of the first day of the first month after the date of the Agreement ("Account Percentage Rate") on the balance of the credits in the Trustee Account as of the first of each month.

         The foregoing paragraph notwithstanding, as of July 1, 1996 for each Trustee Account not in pay status prior to that date, the deemed value of Trustee Accounts shall be determined pursuant to the experience of individual annuity contracts purchased from TIAA-CREF on the life of each participating trustee. Each such trustee may request that his or her Account be allocated among the available options under the contracts purchased on his or her life in whole percentages as of July 1, 1996. In addition, the trustee may request that any ongoing deferrals be deemed allocated in whole percentages among the available options under such contract and this request need not be the same as the allocation' requested for his or her Account as of July 1, 1996. If no such allocation requests are made by the participating trustee, his or her Trustee Account, and/or ongoing deferrals, shall be deemed allocated to the CREF Money Market Account.

         Once made, the trustee's allocation request shall remain in effect for all subsequent deferrals until such request is changed by the participating trustee. A trustee may change his or her allocation request, or request transfers among options under the contracts on his or her life, by submitting any such request in writing to the attention of the Human Resources/ Benefits Department, TIAA, 730 Third Avenue, New York, NY 10017-3206. Such allocation changes or transfers shall be effective on the last business day of the month in which the Human Resources/Benefits Department receives the request.

         Transfers are permitted, if permitted under the applicable TIAA-CREF contract, to or from the TIAA Real Estate Account and the CREF Accounts and to the TIAA Traditional Annuity but transfers from the TIAA Traditional Annuity to the CREF Accounts or TIAA Real Estate Account can, prior to the Initial Disbursement Date, only be made over a ten year period in accordance with the terms of the applicable TIAA-CREF contracts. Transfers may also be

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subject to certain  minimums.  Although  TIAA  intends to  allocate  the Trustee
Accounts in accordance with the requests of the participating trustees or their beneficiaries, it reserves the right to allocate such Accounts without regard to their requests.

IV. PAYMENTS TO PARTICIPATING TRUSTEE

                  The Initial Disbursement Date for payments to participating trustees shall be the first day of the calendar month following termination from the Board of Trustees (or, in the alternative, following attainment of a specified age, whichever last occurs). Prior to such date, the participating trustee shall have no right to receive any payments under the Plan. On or after such date, the trustee's right to payments and the method, manner, period and frequency of such payments shall be in accordance with the elections made in the Agreement.

                  Upon the Initial Disbursement Date, the participating trustee shall be entitled to receive payments in a single sum or in equal monthly installments out of CREF's general assets and charged to the Trustee Account. Monthly installments will continue for the number of years elected by the Trustee (period of disbursement) or until the Trustee Account is exhausted. For Trustee Accounts in payment status commencing before July 1, 1996, the amount of such monthly installments shall be equal to an annuity certain for the period of disbursement calculated as of the day preceding the Initial Disbursement Date and based upon the cumulative credits to date in!the Trustee Account plus the additional credits to Trustee Account at the Account Percentage Rate then in effect during the pay-out period so elected by the trustee. In the event of a change in the Account Percentage Rate, the payment installments shall be adjusted accordingly.

                  For Trustee Accounts not in payment status commencing before July 1, 1996, the amount of the monthly installment as well as the amounts credited to the remaining Trustee Account shall be determined in accordance with the applicable TIAA-CREF contracts on the life of the trustee. Transfer requests for the unpaid balance of any Trustee Account shall be administered as described in the last paragraph of
         Section III of this Plan.

V. PERIOD OF DISBURSEMENT AND ELECTIONS

                  The participating trustee shall elect in the Agreement whether disbursement shall be made in a single sum or in

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         installments and the number of years for which any installment payments are to be made. The minimum number of years during which installments are to be paid is two and the maximum number is ten. The single sum payment or the first installment shall be payable on the Initial Disbursement Date and any subsequent installments shall be payable monthly thereafter. No installment shall be less than $100 or more than the value of the remaining credits to the Trustee Account at the time
         any  installment  is  payable.   If  an  election  results  in  monthly
         installments of less than $100, the period of installment payments shall be changed so that each monthly installment is at least $100.

                  The election designating whether disbursement will be in a single sum or in installments and designating the period of disbursement of installments may be changed at any time prior to the Initial Disbursement Date in accordance with Section VII hereof. Any such change shall apply only to stipends and fees which are payable with respect to services performed on or after the first day of the first calendar year commencing after the date of execution of the amendment to the Agreement.

                  Notwithstanding the foregoing, a participating trustee may request at any time (before or after the Initial Disbursement Date), and the Executive Committee of the Board of Trustee may grant, an acceleration of the time when payments are to be made to the extent such acceleration is necessary to alleviate a Hardship (as defined above).

VI. DEATH BENEFITS

                  If a participating trustee who has chosen installments dies at any time before all installments out of his or her Trustee Account have been paid, the value of the Trustee Account shall be paid (1) to the individual or individuals named as beneficiary or beneficiaries by the participating trustee in monthly installments, beginning on the first day of the month after the trustee's death, for the remaining period chosen by the trustee under the terms of the Agreement, or if installments have not commenced to the trustee, for a period of five years, unless the trustee shall have elected a different method of payment for the death benefits or (2) in a single sum to a designated trust, or absent such designation, to the trustee's executors or administrators.

                  If a participating trustee has chosen to receive his or her benefits in a single sum, such payment shall upon the trustee's death prior to such payment, be made in a single

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         sum to the (1) the  individual or  individuals  named as beneficiary or beneficiaries by the participating trustee, or (2) to a designated trust, or absent such designation, to the trustee's executors or administrators, unless the trustee shall in the Agreement have elected a different method of payment for the death benefit.

                  For Trustee Accounts not in payment status commencing before July 1, 1996, the amount of the monthly installment as well as the amounts credited to the remaining Trustee Account shall be determined in accordance with the Trustee Account's applicable TIAA-CREF contracts. A beneficiary's transfer requests with respect to the unpaid balance of any Trustee Account shall be administered in the same manner as a trustee's transfer request, in accordance with the applicable TIAA-CREF contract, and as described in the last paragraph of Section III of this Plan.

                  Notwithstanding the foregoing, a deceased Trustee's beneficiary may request at any time (before or after the Initial Disbursement Date), and the Executive Committee of the Board of Trustees may grant, an acceleration of the time when payments are to be made to the extent such acceleration is necessary to alleviate a Hardship (as defined above).

VII. TRUSTEE'S RIGHT TO MODIFY PARTICIPATION AGREEMENT

                  Prior to August 17, 1986, the Agreement may be amended at the election of the Trustee to change the amount of the stipends and fees to be deferred, to discontinue any deferment, or to resume such deferment after a prior discontinuance, provided at least one year has elapsed between the execution of the Participation Agreement and the first amendment and between any two successive amendments. After August 16, 1986, the Agreement may not be amended to change the portion of the stipend or fees to be deferred, or to resume a deferment after a prior discontinuance. However, a trustee may elect to discontinue participation in the plan. Any amendment shall apply only to stipends and fees payable with respect to services performed on or after the first day of the first calendar year commencing after the date of the execution of the Amendment and will have no retroactive effect with respect to prior credits to the Trustee Account. In the event of a discontinuance of deferment, or a retirement form the Board, the credits previously made will remain in the Trustee Account and their value will be payable in a single sum or in installments or both in accordance with the provisions of the Agreement. No credits to the Trustee Account may be assigned, commuted or encumbered by the trustee and, to the extent permitted by

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         law, are not subject to payment of any claim against such  trustee.  In no event will the trustee have the right to recover any credits to the Trustee Account otherwise than in accordance with the Agreement.

VIII . CREF'S RIGHTS TO MODIFY PLAN OR AGREEMENT

                  CREF shall have the right at any time to modify or terminate the Plan or any Agreement provided that any such modification or termination shall be applicable only to credits which would otherwise have been made to the Trustee Account after the effective date of the change and shall not affect credits to the Trustee's Account prior to the date of modification or termination.